UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

December 10, 2008

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

0000721693	4911-Electric Services	06628887

(Central Index Key)	(Standard Industrial Classification)	(Film Number.)

429 Guangdong Road
Shanghai 200001
People’s Republic of China
 (Address of principal executive offices, including zip code)

(86-21) 6336-8686
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 10, 2008, China Recycling Energy Corporation (the “Company”) received the resignation of Guangyu Wu, Chief Executive Officer, effective immediately.  Mr. Wu also resigned as a member of the Company’s Board of Directors and as Secretary.  Mr. Wu’s resignation was not precipitated by a disagreement over any matter relating to the Company’s  operations, policies or practices.

On December 10, 2008, the Board of Directors approved the appointment of Xinyu Peng, the Company’s Chief Financial Officer, as Secretary and Guohua Ku, age 47, as Chief Executive Officer and as a member of the Board of Directors of the Company to replace Mr. Wu, effective December 10, 2008.  Prior to joining the Company, Mr. Ku served as a Senior Engineer for Yingfeng Technology from 2003 to 2007.  From 1979 to 2003, Mr. Ku served in multiple capacities for Shan Xi Blast Air Blower (Group) Co., Ltd., with his last position serving as a Senior Engineer.

In connection with his appointment as Chief Executive Officer, the Company entered into an employment agreement with Mr. Ku.  The employment agreement provides that Mr. Ku will receive compensation in the amount of $1,850 per month during a one month probationary period and $2,650 per month thereafter. The term of the employment agreement is for two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: December 10, 2008	/s/ Xinyu Peng
Xinyu Peng, Chief Financial Officer